Exhibit 19.1

SOLARWINDOW TECHNOLOGIES, INC.

Amended and Restated Insider Trading Policy

Adopted and Effective as of June 8, 2021

This Amended and Restated Insider Trading Policy

amends, restates and replaces the Company’s previous policy.

PURPOSE

It is the policy and practice of SolarWindow Technologies, Inc. (the “Company”) to comply strictly with laws governing the use of material nonpublic information, sometimes more commonly referred to as “inside information.”

This Amended and Restated Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the Company’s securities and the handling of material nonpublic information (as more fully described under the heading “Material Nonpublic Information”) about the Company and the companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

The unlawful use or communication of material nonpublic information by the Company’s personnel could have dire consequences for the Company and such persons. As such, all Company personnel to whom this Policy applies are required to be familiar with this Policy and comply with the procedures described below. Anyone with questions as to the application of this Policy should contact any member of the Company’s Compliance Committee on Exhibit A to this Policy.

Note: All references in this Policy to the “Company” includes the Company and its subsidiaries and affiliated entities.

PERSONS SUBJECT TO THE POLICY

This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors and all employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to Family Members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below. The term “Family Members” includes your spouse, children (including adopted children and step-children), grandchildren, siblings, parents, grandparents, and any in-laws with which you share your household. Persons covered by this Policy are sometimes referred to in this Policy as “Covered Persons.”

This Policy also applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

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INDIVIDUAL RESPONSIBILITY OF COVERED PERSONS

Covered Persons have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Committee members, the Chief Legal Officer, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws and you agree to hold each of the foregoing harmless from any losses or liability you may incur. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

ADMINISTRATION OF THE POLICY

This Policy shall be administered by the Compliance Committee and shall be governed by the Compliance Committee Charter. All determinations and interpretations by the Compliance Committee must be approved by a majority of the Compliance Committee and shall be final and not subject to further review.

STATEMENT OF POLICY

It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Committee as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

1.	Engage in transactions in Company Securities (as defined below), except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”

2.	Recommend the purchase or sale of any Company Securities;

3.	Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

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4.	Assist anyone engage in the above activities.

In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Material Information

Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•	Projections of future earnings or losses, or other earnings guidance;

•	Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;

•	A pending or proposed merger, acquisition or tender offer;

•	A pending or proposed acquisition or disposition of a significant asset;

•	A pending or proposed joint venture;

•	A company restructuring;

•	Significant related party transactions;

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•	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;

•	Bank borrowings or other financing transactions out of the ordinary course;

•	The establishment of a repurchase program for company securities;

•	A change in the company’s pricing or cost structure;

•	Major marketing changes;

•	A change in the company’s executive management;

•	A change in auditors or notification that the auditor’s reports may no longer be relied upon;

•	Development of a significant new product, process, or service;

•	Pending or threatened significant litigation, or the resolution of such litigation;

•	Impending bankruptcy or the existence of severe liquidity problems;

•	The gain or loss of a significant customer or supplier;

•	A significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or

•	The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.

When Information is Considered Public

Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, or public disclosure documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website.

By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

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Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Compliance Committee may determine that a longer or shorter period should apply to the release of specific material nonpublic information. Absent specific notice from the Compliance Committee, you should abide by the above rule.

TRANSACTIONS SUBJECT TO THE POLICY

Generally, this Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.

Transactions By Family Members And Others

This Policy applies to your Family Members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any Family Members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities. You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises.

This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

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Restricted Stock Awards.

This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

Other Similar Transactions.

Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

Transactions Not Involving a Purchase or Sale

Bona fide gifts of Company securities are not deemed to be transactions for the purposes of this Policy. Whether a gift is truly bona fide will depend on the circumstances surrounding each gift. The more unrelated the donee is to the donor, the more likely the gift would be considered “bona fide” and not a “transaction”. For example, gifts to charities, churches and service organizations would clearly not be “transactions”. On the other hand, gifts to dependent children followed by a sale of the “gift” securities in close proximity to the time of the gift may imply some economic benefit to the donor and, therefore, make the gift non-bona fide.

Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short-Term Trading.

Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).

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Short Sales.

Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions”).

Publicly-Traded Options.

Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, if any, on an exchange or in any other organized market, are prohibited by this Policy.

Hedging Transactions.

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company strongly discourages you from engaging in such transactions.

Any person wishing to enter into such an arrangement must first submit the proposed transaction for approval by the Compliance Committee. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Compliance Committee at least five (5) days. prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Margin Accounts and Pledged Securities.

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions”.

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Standing and Limit Orders.

Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures.

The persons designated by the Compliance Committee as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Committee at least five (5) business days in advance of the proposed transaction. The Compliance Committee is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre- clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

To facilitate the process, the Company has prepared a pre-clearance form, attached hereto as Exhibit C, to be completed and provided to the Compliance Committee. The Compliance Committee will assist with the approval process. No trade or transfer may be effected until the requesting employee, officer or director has received the approved Pre-Clearance Request Form, even if five (5) business days have passed since the Pre-Clearance Request Form was submitted.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if required. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

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Quarterly Trading Restrictions.

The persons designated by the Compliance Committee as subject to this restriction, as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period.” The Company’s blackout period with respect to each fiscal quarter or year end, as applicable, of the Company begins on the close of business on the fifteenth (15th) calendar day of the month following the close of the quarter or year end, as applicable, and ends on the opening of the second (3rd) business day following the Company’s filing with the SEC of the Company’s quarterly or annual financial reports (or public release of quarterly or annual financial information). In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the 3rd business day following the filing of the Company’s Form 10-Q or Form 10-K, as the case may be, and ending fifteen (15) days following the close of the Company’s fiscal quarter or year end, as applicable.

Event-Specific Trading Restriction Periods.

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Committee may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Committee may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Committee has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

Exceptions.

The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

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Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Committee and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” as set forth below in Exhibit B, to this Policy. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted for approval five (5) business days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

Changes to, or Termination of, Rule 10b5-1 Plans

Modifying a Rule 10b5-1 Plan: While amendments to Rule 10b5-1 plans are permitted as long as the modifier does not possess material nonpublic information at the time of the modification and meets all of the elements required at the plan inception, modifications should be avoided, because they may create the perception that the person is manipulating the plan to benefit from material non-public information, jeopardizing the good faith element and the availability of the affirmative defense.

Suspending a Rule 10b5-1 Plan: The affirmative defense will be unavailable if it appears that the person trading under the plan is exerting subsequent influence over the plan. In addition, suspension of a Rule 10b5-1 plan can lead to the same issues as modification of a plan: it may appear that the plan is being manipulated, jeopardizing the good faith element and the availability of the affirmative defense. When reinstating the ability to trade under the plan, all of the elements required at the inception of the plan must be met again.

Terminating a Rule 10b5-1 Plan: Termination of a plan, by itself, is not a violation of Rule 10b-5, because the termination does not occur in connection with the sale or purchase of securities. However, termination of a plan may jeopardize the good faith element and the availability of the affirmative defense. Once a Rule 10b5-1 plan is terminated, the affirmative defense may not apply to any trades that were made pursuant to that plan if such termination calls into question whether the good faith requirement was met or whether the plan was part of a plan or scheme to evade Rule 10b5-1. The problem is increased if the insider terminates and establishes plans serially.

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After modifying, suspending or terminating a Rule 10b5-1 Plan you are advised to wait at least ninety (90) days prior to either reinstating or adopting a new Rule 10b5-1 Plan and may do so only when you are not in possession of material nonpublic information.

Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities for a period of ninety (90) days after termination of service to the Company; provided, however, if an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

CONSEQUENCES OF VIOLATIONS

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

COMPANY ASSISTANCE

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from any member of the Compliance Committee who can be reached by telephone or email as set forth on Exhibit A to this Policy.

CERTIFICATION

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy. The Company may require that you execute a certification on an annual basis.

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CERTIFICATION

I certify that:

1.	I have read and understand the Company’s Amended and Restated Insider Trading Policy (the “Policy”). I understand that the Compliance Committee is available to answer any questions I have regarding the Policy.

2.	Since June 8, 2021, or such shorter period of time that I have been a contractor, employee or Director of the Company, I have complied with the Policy.

3.	I will continue to comply with the Policy for as long as I am subject to the Policy, including for a period of at least ninety (90) days after termination of my services or employment.

4.	I understand that the responsibility for determining whether I am in possession of material nonpublic information rests with me, and any action on the part of the Company, the Compliance Committee members, the Chief Legal Officer, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate me from liability under applicable securities laws and I agree to hold each of the foregoing harmless from any losses or liability I may incur with respect to may trading in Company Securities.

Print name:

Signature:

Date:

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Exhibit A

To the

SolarWindow Technologies, Inc.

Amended and Restated Insider Trading Policy

Adopted and Effective as of June 8, 2021

***

COMPLIANCE COMMITTEE MEMBERS AND CONTACT INFORMATION

Joseph Sierchio

joseph@sierchiolaw.com

(212) 246-3030

Justin Frere

Justin@solarwindow.com

(619) 917-5042

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Exhibit B

To the

SolarWindow Technologies, Inc.

Amended and Restated Insider Trading Policy

Adopted and Effective as of June 8, 2021

(the “Policy”)

***

GUIDELINES FOR RULE 10B5-1 PLANS

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). All capitalized terms used in these guidelines that are not defined shall have the meaning ascribed to such terms in the Policy.

Any individual who has access to the Company’s material nonpublic information may establish a Rule 10b5-1 Plan. Rule 10b5-1 Plans may also be established by entities. Plans may be used for both the sale or purchase of Company Securities. If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

As specified in the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Committee and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval five (5) business days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

The following guidelines apply to all Rule 10b5-1 Plans:

•	You may not enter into, modify or terminate a trading program during a Blackout Period or while in possession of material nonpublic information.

•	The Rule 10b5-1 Plan must be in writing, made in good faith and not for the purpose of evading insider trading prohibitions.

•	All Rule 10b5-1 Plans must have a duration of the lesser of a) the date all shares under the 10b5-1 Plan are sold, or b) 6 months and no more than 2 years.

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•	If a Rule 10b5-1 Plan is terminated prior to its expiration and as directed by the individual, you must wait at least 45 days before trading outside of the Rule 10b5-1 Plan.

•	If a trading program is terminated prior to its expiration and as directed by the individual, you must wait until the commencement of the next Window Period before a new Rule 10b5-1 Plan may be adopted.

•	If a trading program expires, you may initiate a new Rule 10b5-1 Plan if the Company is not in a Blackout Period or while in possession of material nonpublic information.

•	The Rule 10b5-1 Plan shall include a provision requiring the broker executing the trade transaction to provide, within one (1) business day after each day on which a sale of stock is made, the Company with the number of Company Securities purchased or sold, the sales prices of each of such purchases or sales and such other information as the Company may reasonably require in order to permit timely compliance by the Company or its affiliates, as applicable, with the requirements of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, to the extent applicable.

•	All Rule 10b5-1 Plans must specify a non-discretionary trading method by:

o	(A) Identifying the (i) amount (the number of or dollar value) of Company Securities to be sold or purchased, (ii) price (market price on a particular date, limit price or particular dollar price), and (iii) date (in the case of a market order, a specified day (or as soon thereafter as is practicable under ordinary principles of best execution) or, a day on which a limit order is in force) for each particular purchase of sale; or (B) including a written formula, algorithm, or program to determine the amount, price, and date for each transaction; and

o	not permitting the Rule 10b5-1 Plan creator to exercise subsequent influence over how, when, or whether to effect trades. Any person who pursuant to the Rule 10b5-1 Plan, did exercise such influence must not have been aware of the material nonpublic information when doing so.

•	All Rule 10b5-1 Plans must provide for an effective date (i.e., the date on which the first trade will be made under the 10b5-1 Plan) at least thirty (30) days following submission of the Plan for pre-clearance.

Additional Best Practices:

Rule 10b5-1 Plans can be a valuable tool if best practices are followed, including:

•	Do not use multiple, overlapping Rule 10b5-1 Plans that cover the same Company Securities.

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•	Avoid multiple plan modifications.

•	Do not use Rule 10b5-1 Plans for one-off trades.

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NOTE: Rule 10b5-1 Plans must still comply with other regulatory requirements, including:

•	Rule 144 of the Securities Act: If an insider is selling securities pursuant to Rule 144 as opposed to a resale registration statement, he may need to file a Form 144. Adoption of a Rule 10b5-1 Plan to sell securities in reliance on Rule 144 does not change the due date for the Form 144. The Form must be transmitted for filing concurrently with either the placement of a sell order for a brokerage transaction, o the execution of the sale with the market maker. The Form 144 filing may be made prior to the adoption of the Rule 10b5-1 Plan. The notice is effective for only ninety (90) days, so sales over a longer period may involve multiple filings.

•	Section 13 and 16 of the Exchange Act: Although currently not applicable, should they become applicable trades made pursuant to the Rule 10b5-1 Plan will need to be disclosed on Forms 4, 5 or Schedules 13D or 13G as applicable. If Section 16 is applicable, each director, officer and other Section 16 insider understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan. The rules on recovery of short-swing profits are absolute and do not depend on whether a person has material nonpublic information.

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Exhibit C

To the

SolarWindow Technologies, Inc.

Amended and Restated Insider Trading Policy

Adopted and Effective as of June 8, 2021

(the “Policy”)

To: SolarWindow Technologies, Inc. (the “Company”) Compliance Committee

From: _________________________

Re: Proposed transaction in the Company’s Securities

Date:

This is to advise you that the undersigned intends to execute a transaction in the Company’s securities on ___________ _____, 20_____ and thereafter until the trading window shall close and does hereby request that the Company pre-clear the transaction as required by the Company’s Amended and Restated Insider Trading Policy (the “Policy”).

The general nature of the transaction is as follows:

The undersigned is not in possession of material nonpublic information (as defined in the Policy) about the Company and will not enter into the transaction if the undersigned comes into possession of material nonpublic information about the Company between the date hereof and the proposed trade execution date. The undersigned has read and understands the Policy and certifies that the above proposed transaction will not violate the Policy.

The undersigned agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned understands that the Company may require additional information about the transaction, and agrees to provide such information upon request.

Dated:                , 20____

Very truly yours,

________________________________

[Signature]

Print Name:

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